Exhibit 23.1

 Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of BioHiTech Global, Inc. and Subsidiaries on Form S-8 of our report dated April 2, 2018, with respect to our audits of the consolidated financial statements and related consolidated statements of operations and comprehensive loss, cash flows, and stockholders’ deficit of BioHiTech Global, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for the years then ended appearing in the Annual Report on Form 10-K of BioHiTech Global, Inc. and Subsidiaries for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

Melville, NY

June 11, 2018